As filed with the Securities and Exchange Commission on May 31, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CRM HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
Perry Building
40 Church Street
Hamilton HM 12
Bermuda
(441) 295-6689
(Address of Principal Executive offices, including Zip Code)
CRM Holdings, Ltd. 2007 Employee Stock Purchase Plan
(Full Title of the Plan)
Louis J. Viglotti, Esq.
General Counsel
Compensation Risk Managers, LLC
112 Delafield Street
Poughkeepsie, New York 12601
(845) 452-4100
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of Securities to Be	Amount to be	offering price per	aggregate offering	Amount of
Registered	registered(1)	share(2)	price(2)	registration fee
Common Shares, par value $0.01 per share	200,000	$7.77	$1,554,000	$47.71

(1)	Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of the Registrant’s Common Shares that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, computed based upon the average of the high and low selling prices per share of the Registrant’s Common Shares on May 29, 2007, on the Nasdaq Global Select Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     This Registration Statement (the “Registration Statement”) relates to the issuance of Common Shares of CRM Holdings, Ltd. (the “Company”) to persons who participate in the 2007 Employee Stock Purchase Plan (the “Plan”).
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, which have been filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Commission are incorporated in this Registration Statement by reference, except as superseded or modified as described herein:
(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	the Company’s Quarterly Report on Form 10-Q for quarter ended March 31, 2007, and the Company’s Current Reports on Form 8-K, filed with the Commission on: January 4, 2007; February 1, 2007; February 23, 2007; March 8, 2007; March 9, 2007; March 30, 2007; April 18, 2007; May 2, 2007; May 22, 2007; and May 31, 2007; and

(c)	the description of the Company’s Common Shares, par value $0.01 per share, included under the caption “Description of Share Capital” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on September 19, 2005 (Registration No. 333-128424), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on December 16, 2005.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
     The amended and restated bye-laws of the Company (the “Bye-Laws”) provide for the indemnification of the Company’s officers and directors, members of a (duly constituted) committee and any resident representative (and their respective heirs, executors or administrators), each referred to as an “Indemnified Person,” against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by Bermuda law, incurred or suffered by such party by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his or her duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 (the “Companies Act”) as in effect from time to time in Bermuda.
     The Bye-Laws state that an Indemnified Person shall be indemnified out of the funds of the Company against all liabilities incurred by him or her by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his or her duties, in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with the application under the Companies Act in which relief is granted to him or her by the court.
     In addition, each shareholder and the Company agree to waive any claim or right of action such shareholder or the Company may have at any time, whether individually or by or in the right of the Company against any Indemnified Person on account of any action taken by such person in the performance of his or her duties with or for the Company; provided that such waiver shall not apply to any claims or rights of action which would render it void pursuant to the Companies Act, and any claims or rights of action arising out of fraud or dishonesty on the part of such Indemnified Person or with respect to the recovery of any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.
     The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in a company’s bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty, will be void.
     The Company has also entered into employment agreements with certain of its officers, which provide that if the officer is made or threatened to be made a party to any action, suit or proceeding by reason of his service to the Company, then the officer shall be indemnified to the fullest extent allowed under the Company’s organizational documents or Board resolutions or, if greater, the laws of the relevant jurisdiction against all expenses and liabilities reasonably incurred in connection therewith.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits
     The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein.

Exhibit
Number	Exhibit Description
4.1	CRM Holdings, Ltd. 2007 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on May 2, 2007.

5.1	Opinion of Appleby

23.1	Consent of Johnson Lambert & Co. LLP

23.2	Consent of Appleby (included in Exhibit 5.1)

24.1	Power of Attorney of certain officers and directors of the Company to file future amendments (set forth on the signature page of this Registration Statement)
Item 9. Undertakings
     (a) The Company hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and
(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Country of Bermuda, on this 31st day of May, 2007.

CRM Holdings, Ltd.

By:	/s/ Daniel G. Hickey, Jr. Daniel G. Hickey, Jr.
Chief Executive Officer
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Daniel G. Hickey, Jr. with full power of substitution and full power to act, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any one of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Daniel G. Hickey, Jr. Daniel G. Hickey, Jr.	Chief Executive Officer and Chairman of the Board	May 31, 2007

/s/ James J. Scardino James J. Scardino	Chief Financial Officer	May 31, 2007

/s/ Daniel G. Hickey, Sr. Daniel G. Hickey, Sr.	Director	May 31, 2007

/s/ David M. Birsner David M. Birsner	Director	May 31, 2007

/s/ Keith S. Hynes Keith S. Hynes	Director	May 31, 2007

/s/ Charles I. Johnston Charles I. Johnston	Director	May 31, 2007

/s/ Philip J. Magnarella Philip J. Magnarella	Director	May 31, 2007

/s/ Louis Rosner Louis Rosner	Director	May 31, 2007

/s/ Salvatore A. Patafio Salvatore A. Patafio	Director	May 31, 2007

/s/ Daniel G. Hickey, Jr. Daniel G. Hickey, Jr.	Authorized Representative in the United States	May 31, 2007

Exhibit Index

Exhibit
Number	Exhibit Description
4.1	CRM Holdings, Ltd. 2007 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on May 2, 2007.

5.1	Opinion of Appleby

23.1	Consent of Johnson Lambert & Co. LLP

23.2	Consent of Appleby (included in Exhibit 5.1)

24.1	Power of Attorney of certain officers and directors of the Company to file future amendments (set forth on the signature page of this Registration Statement)